EXHIBIT 21.1

Subsidiaries of OpenTV Corp.

As of December 31, 2002

A table of the direct and indirect subsidiaries of OpenTV Corp. is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of the Subsidiary	Jurisdiction of Organization

ACTV Merger Sub, Inc.	United States (Delaware)
CableSoft Corporation	United States (Delaware)
OpenTV AG	Switzerland
OpenTV Asia Pacific KK	Japan
OpenTV Australia Pty Ltd	Australia (New South Wales)
OpenTV Europe S.A.S.	France
OpenTV GmbH	Germany
OpenTV Holding NV	Netherlands Antilles
OpenTV Holdings BV	The Netherlands
OpenTV Hong Kong Pte Limited	Hong Kong
OpenTV Iberia SL	Spain
OpenTV, Inc.	United States (Delaware)
OpenTV Interactive Software (Beijing) Co. Ltd.	China
OpenTV International Holdings, Inc.	United States (Delaware)
OpenTV UK Limited	United Kingdom
OpenTV US Holdings, Inc.	United States (Delaware)
OpenTV US Investments, Inc.	United States (Delaware)
Spyglass Europe Limited	United Kingdom
Spyglass, Inc.	United States (Delaware)
Spyglass Integration, Inc.	United States (Delaware)
Spyglass International, Inc.	United States (Delaware)
Static 2358 France SARL	France
Static 2358, Inc.	United States (California)
Static 2358 Limited	United Kingdom
Static 2358 (U.S.) Ltd., Inc.	United States (Delaware)
Wink Communications, Inc.	United States (Delaware)
Wink Interactive, Inc.	United States (Delaware)